UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2006

Cheetah Oil and Gas Ltd.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-26907

(Commission File Number)

93-1118938

(IRS Employer Identification No.)

Second Floor, 809 Manning Road, NE, Calgary, Ablerta, Canada T2E 7M9

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (403) 248-5300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

Effective March 16, 2006, we closed the first tranche of a financing by the issuance of a $5,000,000 senior secured convertible note and 3,000,000 share purchase warrants to one accredited investor. The note, due March 14, 2007 may be converted, at the option of the noteholder, into shares of common stock or other equity-linked securities issued in any equity offering by our company. 1,500,000 of the warrants are exercisable into shares of common stock at weighted average exercise price of $3.42 per share, commencing after June 1, 2006 until March 14, 2009 and 1,500,000 of the warrants are exercisable into shares of common stock at an exercise price of $3.42 per share, commencing after the later of June 1, 2006 and the time we achieve the conditions for the issue of the second tranche of notes.

All of these securities were issued pursuant to the exemption from registration under the United States Securities Act of 1933 provided by Section 4(2) and/or Rule 506 of Regulation D promulgated under the 1933 Act. No advertising or general solicitation was employed in offering the securities.

Pursuant to the registration rights agreement entered into between our company and the investor, we have agreed to register for resale under the 1933 Act the conversion shares issuable on conversion of the notes and the warrant shares issuable upon the exercise of the warrants.

Item 9.01	Financial Statements and Exhibits
10.1	Securities Purchase Agreement dated March 14, 2006 with Macquarie Holdings (USA) Inc.
10.2	Registration Rights Agreement dated March 14, 2006 with Macquarie Holdings (USA) Inc.
10.3	Senior Secured Convertible Note dated March 14, 2006 with Macquarie Holdings (USA) Inc.

10.4         Pledge and Security Agreement dated March 14, 2006 with Scotia Petroleum Inc. in favour of Macquarie Holdings (USA) Inc.

10.5	Guaranty dated March 14, 2006 with Scotia Petroleum Inc. in favour of Macquarie Holdings (USA) Inc.
10.6	A-1 Warrant with Macquarie Holdings (USA) Inc.
10.7	A-2 Warrant with Macquarie Holdings (USA) Inc.
10.8	B-1 Warrant with Macquarie Holdings (USA) Inc.
10.9	B-2 Warrant with Macquarie Holdings (USA) Inc.
99.1	News Release dated March 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEETAH OIL & GAS LTD.

/s/ Garth Braun

Authorized Signatory

Date: March 17, 2006